Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

DCT Industrial Trust Inc.:

We consent to the incorporation by reference in registration statement Nos. 333-137929 and 333-145252 on Form S-8 and registration statement Nos. 333-141910, 333-141913 and 333-145253 on Form S-3 of DCT Industrial Trust Inc. of our report dated March 28, 2008, with respect to the consolidated balance sheet of TRT-DCT Industrial JV I General Partnership and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, members’ capital and cash flows for the year then ended, which appear in the December 31, 2007 annual report on Form 10-K/A of DCT Industrial Trust Inc.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 28, 2008